For Immediate Release

U.S. ENERGY CORP. PROVIDES UPDATE ON OIL AND GAS DRILLING INITIATIVES

RIVERTON, Wyoming – June 24, 2010 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today provided an update on its oil and gas drilling initiatives.

Williston Basin – Bakken Shale

The Sedlacek Trust 33-4 #1H and Sukut 28-33 #1H wells, the tenth and eleventh wells to be drilled under the Drilling Participation Agreement ("DPA") with Brigham Exploration Company (Nasdaq:BEXP) ("Brigham" or "BEXP"), respectively, have both reached total depth. Completion initiatives on the Sedlacek well are expected to begin the last week of June and on the Sukut in July. U.S. Energy has an approximate 44% working (~35% net revenue interest) in the Sedlacek well and an approximate 42% working interest (~33% net revenue interest) in the Sukut well.  Both wells target the middle Bakken formation and were drilled to a total measured depth of approximately 20,000 feet (~10,000 ft vertical; ~10,000 horizontal) and are expected to be completed with 30 fracture stimulation stages.

Wells 12 through 15 to be drilled by Brigham in 2010 under the DPA are expected to be drilled and completed in the third quarter and fourth quarter of 2010.

Furthermore, Brigham has notified the Company that they plan to drill two infill wells in an existing unit by year end.  The North Dakota Industrial Commission recently granted Brigham a  permit which will allow for the drilling of the two infill well locations.  The wells will be drilled in the same spacing unit as the Brad Olsen 9-16 #1H well which was initially completed in October of 2009 and initially produced 2,112 BOE/D.  The Brad Olson 9-16 #2H is currently scheduled to be spud in the third week of July.  The second infill well is currently scheduled to spud in late October or early November of 2010.  As with the original well within the unit, the two additional wells will target the middle Bakken formation and are planned to be drilled to a total measured depth of approximately 20,000 feet (~10,000 ft vertical; ~10,000 horizontal) and completed with 30 fracture stimulation stages.

Brigham also recently notified the Company that they plan to drill a Three Forks test well in an existing USE partner unit.  The Three Forks test well will be drilled in the same unit as the State 36-1 #1H, which had an initial production rate of 3,807 BOE/D in the Bakken formation.  Based on permitting, the Three Forks test well is tentatively scheduled to spud in late July or August 2010.  This well is also planned to be a long lateral well and is expected to be completed with 30 fracture stimulation stages.

Press Release
June 24, 2010

The Brad Olsen infill wells and the Three Forks test well are deemed to be highly important to the program with Brigham.  Positive results could lead to the drilling of up to three Bakken and three Three Forks wells in 15 spacing units for the Company, resulting in up to 90 gross wells.  By year end, U.S. Energy anticipates realizing production from 18 wells in North Dakota with Brigham.

Gulf Coast and West Texas

Under the terms of a previously announced agreement with our partner PetroQuest Energy, L.L.C. ("PetroQuest") (NYSE:PQ), the Company is currently drilling towards target depth on the Almi # 8 well which is in the South Chauvin Field, located in Terrebonne Parish, Louisiana.  The well targets a potential gas prospect (with associated condensate) which is estimated to be a 5.0 gross un-risked BCFE target.  The well spud mid June and is expected to reach it total depth of 12,500 feet by mid July.  USE is participating for 53.3% of the drilling costs (50% after casing point), in order to earn a 36% Net Revenue Interest in the prospect. If the well is deemed successful and completed, it could be on production within 4 weeks of completion of the well.  This well is being drilled up-dip to several existing PetroQuest operated producing wells in the South Chauvin Field.

In April 2010, the Company announced an expansion of its relationship Houston Energy, L.P. (“HE”) with U.S. Energy entering into an agreement to acquire a 10% after casing point working interest in initial test wells in up to five prospect areas in the Permian Basin in west Texas.  Under the terms of the agreement, U.S. Energy will be responsible for 13.33% of all drilling and completion costs, with the total 8/8ths costs per well estimated at $2.15 million.  The first initial test well, the Wolf prospect, is scheduled to spud in early July and is anticipated to take approximately 45-60 days to drill and complete.  The well is targeting a Devonian prospect with a planned drilling depth of just over 13,000 feet, and HE has indicated to the Company that it has a gross un-risked reserve potential of 800,000 barrels of oil.  The Aspen prospect is the second well in the program and will be drilled immediately subsequent to the Wolf prospect.  It is also a 13,000 ft target and it has an HE estimated gross un-risked reserve potential of 1.1 million BOE.  Based upon the success of the initial two wells in the drilling program, the overall program may eventually include up to 10 prospects.

Stemming from the 2009 3-D seismic program with Yuma, the Company announced the completion of the the Weyerhaeuser 18 #1 (Astro prospect) well located in southern Louisiana.  It was drilled to a total vertical depth of approximately 6,000 feet and encountered approximately 10 feet of net pay in the Miocene section.  It is anticipated that two to four additional wells will be needed to fully develop the productive area and plans for future development and further evaluation of the initial production data are currently underway.

Press Release
June 24, 2010

The Weyerhaeuser 57 #2 (Olympic prospect) well located in southern Louisiana has reached its target depth of 15,000 feet and has been deemed productive after encountering two zones with an estimated 18 to 34 feet of net pay.  The prospect is a Tuscaloosa sand completion and Yuma estimates that the prospect has a gross estimated un-risked reserve potential of ~2-3 MMBO.  The Company has an initial working interest of 4.8% (3.6 % Net Revenue Interest) in the well, and the well is currently being completed for production.  Initial well test results are expected approximately mid July, and the initial production of sales are expected to commence approximately August 1st.

“We continue to work closely with a range of partners to broadly diversify our oil and gas portfolio to drive improved reserves, production and financial performance,” said Keith Larsen, CEO of U.S. Energy Corp.  “The focus for the balance of the year will be on getting the additional planned wells drilled in our current programs, as well as continuing to evaluate various growth acquisition targets within the oil and gas sector,” he added.

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Press Release
June 24, 2010

Forward-Looking Statements

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,"”target,” “goal,” or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells with Brigham Exploration, Houston Energy, Yuma, PetroQuest, and other partners, its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  There is no assurance that any of the wells (referenced in this press release) will be productive. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2009 and the Form 10-Q filed May 10, 2010.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.  For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen                                                                                     Nick Hurst
Director of Investor Relations                                                           Investor Relations
U.S. Energy Corp.                                                                                The Equicom Group
1-800-776-9271                                                                                      1-403-538-4845
reggie@usnrg.com                                                                               nhurst@equicomgroup.com